UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

HEALTHY CHOICE WELLNESS CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY SUPPLEMENT

SUPPLEMENTAL INFORMATION REGARDING

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 27, 2026

Healthy Choice Wellness Corp. (the “Company”) is filing this supplement to update information contained in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 6, 2026 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors for the special meeting of stockholders to be held virtually on August 27, 2026 at 9:00 a.m., Eastern Time (the “Special Meeting”), or any adjournment or postponement thereof.

As previously announced, on May 27, 2026, the Company entered into an Agreement and Plan of Merger by and among the Company, Healthy Choice Wellness II Corp. (“Merger Sub”), its wholly owned subsidiary, and Host Digital Infrastructure LLC (“Host Digital”), providing for the merger of Merger Sub with and into Host Digital, with Host Digital surviving as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, the Company filed the Proxy Statement, which included, among other things, a description of the Host Digital business.

Subsequent to the filing of the Proxy Statement, on August 7, 2026, Host Digital entered into a 15-year lease with one of the world’s largest privately-held cloud infrastructure companies, pursuant to which Host Digital will provide 43 MW of critical IT load capacity at its existing data center facility in northeast Oklahoma (the “Lease”). The Lease is structured on a take-or-pay basis with renewal options and annual rent escalators and represents approximately $1.25 billion in base-term contracted revenue, or approximately $3.2 billion if all renewal options are exercised over a 30-year total term, with delivery expected in the first quarter of 2027. The Lease includes customary rent abatement terms for outages in line with other data center leases.

This supplement has been prepared to provide stockholders with information regarding the Lease and the impact of the Lease on Host Digital’s business that would have been included in the Proxy Statement had the Lease been entered into prior to the filing of the Proxy Statement. The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

This supplement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.